Exhibit  99.1

Contact:    Joseph R. Mallon, Jr., CEO
            973  808-1819

            Boutcher & Boutcher, Investor Relations
            Aimee  Boutcher
            973  239-2878

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------


     MEASUREMENT SPECIALTIES ANNOUNCES CONTINUED DELAY IN REPORTING QUARTERLY
                                    EARNINGS

     Fairfield, NJ, February 19, 2002 - Measurement Specialties, Inc. (AMEX:
MSS) in a follow-up to its February 15, 2002 press release, stated that it will require additional time to file its third quarter results. The Company previously announced that it would release earnings for the quarter ended December 31, 2001 before market open on Wednesday, February 20, 2002. Today, the Company announced that it would further delay the filing for an estimated additional nine days until after market close on Friday, March 1, 2002.

     The Company stated that the reason for the delay is the time required for further analysis and review of financial information related to the possible need to restate earnings for the quarter ended September 30, 2001, and possibly for prior quarters. The Company has been conducting an ongoing evaluation of cost assumptions employed in determining inventory values. It has sought independent accounting expertise in an attempt to expedite the process. Whether there is a need to restate prior period earnings has not been determined, and will depend upon the final evaluation of inventories. This evaluation is unrelated to the bank default issues, or the investigation of the conduct of the former Chief Financial Officer.

     The American Stock Exchange has informed the Company that, in accordance with its existing policies, trading in the Company's common stock will not resume until after the Company files its Quarterly Report with the SEC.


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     The Company is in ongoing negotiations with its banks. Because of the previously reported loss for the second fiscal quarter ended September 30, 2001, the Company failed to satisfy certain financial covenants under its loan agreement with its bank lenders. A Special Committee of the Board of Directors, comprised exclusively of non-employee directors, has concluded that the former Chief Financial Officer of the Company did not timely and accurately communicate the events of default, and the absence of a waiver to the Chief Executive Officer, the Board, and the external auditors. The Company anticipates filing a Current Report on Form 8-K with the SEC, describing in greater detail the bank default and its effects on the Company.

     Sales for the three months ended December 31, 2001 are estimated to be $42.7 million. Net loss for the quarter is estimated to be between $8.0 and $11.0 million, or $0.67 to $0.92 per diluted share. This estimate assumes no restatement; if a restatement is required, management expects a portion of the loss to be allocable to previous periods.

     Joseph R. Mallon Jr., Chief Executive Officer stated: "We are taking the necessary time to make sure that all issues related to the December 31, 2001 filings are thoroughly reviewed. Additional time is required, in part due to the recent termination of our Chief Financial Officer, for the Company to thoroughly review all matters related to the filing. Despite the difficulty of this time, I am optimistic about the prospects for the Company. Our existing products continue to sell. Our new product offerings are receiving favorable customer response. We are receiving support from our customers and employees. I would characterize our ongoing discussions with our banks as frank and directed toward achieving a mutually satisfactory arrangement."

     A conference call will be scheduled subsequent to the release of third quarter results, which the Company expects to be issued after market close on Friday, March 1, 2002.

     Measurement Specialties is a designer and manufacturer of sensors and sensor-based consumer products. Measurement Specialties produces a wide variety of sensors that use advanced technologies to measure precise ranges of physical characteristics, including pressure, motion, force, displacement, angle, flow and distance. Measurement Specialties uses multiple advanced technologies, including piezoresistive, application specific integrated circuits (ASICs), micro-electromechanical systems (MEMS), piezopolymers, and strain gages to allow their sensors to operate precisely and cost effectively.


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     This release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, including but not limited to, statements regarding expected losses, estimated sales, possible restatement of financial statements, effect of restatement, progress of bank negotiations, prospects of the Company, and product sales. Forward looking statements may be identified by such words or phases as "will likely result", "are expected to", "will continue", "is anticipated", "estimated", "projected", "may", or similar expressions. The forward-looking statements above involve a number of risks and uncertainties. Factors that might cause actual results, valuation of inventory, integration and expected cost reductions, profitability and cashflow to differ materially include: conditions in the general economy and in the markets served by the Company; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers' operations affecting availability of component materials at reasonable prices; timely development and market acceptance, and warranty performance of new products; success in identifying, financing and integrating acquisition candidates; changes in product mix, costs and yields, fluctuations in foreign currency exchange rates; uncertainties related to doing business in Hong Kong and China; and the risk factors listed from time to time in the Company's SEC reports. The Company is involved in an announced active acquisition program. Forward looking statements do not include the impact of acquisitions, which could affect results in the near term. Actual results may differ materially. The Company assumes no obligation to update the information in this issue.


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